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                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                       Fiscal Year
                                    --------------------------------------------------------------------------
                                      1992         1993         1994        1995        1996         1996
                                      ----         ----         ----        ----        ----         ----
                                                             (Predecessor)                        (Successor)
                                                        (dollars in thousands)

Income before income taxes          $ 3,238       $8,620      $12,037      $21,189      $8,988      $12,969
Equity income (loss)                   (297)          13          529        3,393          82        1,811
                                    -------       ------      -------      -------      ------      -------
Income before income taxes and
  extraordinary items                 2,941        8,633       12,566       24,582       9,070       14,780
Fixed charges:
    Cash interest expense               473          401          401          401         148        9,458
    Dividends on preferred stock        N/A          N/A          N/A          N/A         N/A        5,185
    Amortization of bond issue costs     14           21           21           21           6          411
    Amortization of deferred debt         0            0            0            0           0          192
    Interest expense on rental
      expense                           401          194          144          128          41          124
                                    -------       ------      -------      -------      ------      -------
Total fixed charges                     888          616          566          550         195       15,370
                                    =======       ======      =======      =======      ======      =======
Income before income taxes,
  extraordinary items and fixed
  charges                             3,829        9,249       13,132       25,132       9,265       30,150
                                    =======       ======      =======      =======      ======      =======
Ratio of earnings to fixed
  charges                               4.3         15.0         23.2         45.7        47.5          2.0
                                    =======       ======      =======      =======      ======      =======
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